EXHIBIT 99.9(b):
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             FORM OF ORGANIZATIONAL EXPENSE REIMBURSEMENT AGREEMENT
                  BETWEEN THE TRUST AND UNDISCOVERED MANAGERS.


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                             ORGANIZATIONAL EXPENSE
                             REIMBURSEMENT AGREEMENT


         This Agreement is made and entered into this ___ day of December, 1997, by and between Undiscovered Managers Funds, a Massachusetts business trust (the "Trust"), and Undiscovered Managers, LLC, a Delaware limited liability company ("Undiscovered Managers").

                                   WITNESSETH:

         WHEREAS, the Trust is in the process of registering as an open-end management investment company under the Investment Company Act of 1940;

         WHEREAS, there have been and will be certain organizational expenses incurred as a part of such registration, which are properly expenses of the Trust, that have been and will in the future be paid by Undiscovered Managers by reason of the fact that the Trust was not or will not be capitalized when such expenses otherwise became or become due and payable;

         WHEREAS, such organizational expenses include expenses necessary to organize and establish the Trust and to create the necessary relationships and legal qualifications to enable it to commence business and operations, including, but not by way of limitation, such expenses as outside legal counsel fees, fees and taxes imposed by The Commonwealth of Massachusetts on Massachusetts business trusts, independent public accountant fees and state blue sky filing and registration fees (such expenses being hereinafter referred to as "Organizational Expenses"):

         NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, it is agreed as follows:

         1. After the issuance and sale of shares of beneficial interest of the Trust to the public, the Trust shall reimburse and pay to Undiscovered Managers the amounts expended by Undiscovered Managers for Organizational Expenses for the Trust.

         2. Such reimbursement shall be paid by the Trust to Undiscovered Managers upon demand, without interest, and in no event later than five years from the commencement of operations of the Trust. Upon demand for payment, Undiscovered Managers shall present copies of invoices or receipts, and copies of cancelled checks or other evidence of payment by Undiscovered Managers, of the Organizational Expenses for which it is demanding reimbursement.


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         IN WITNESS WHEREOF, the parties hereto have executed this
Organizational Expense Reimbursement Agreement as of the day and year first above written.


                                           UNDISCOVERED MANAGERS FUNDS


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                                           By:
                                           Title:


                                           UNDISCOVERED MANAGERS, LLC


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                                           By:
                                           Title: